Exhibit 10.1

ADDITIONAL AGREEMENT

This Variation Agreement (the “Agreement”) is entered into as of 31 March 2025 (“Effective Date”) by and between SARBORG Limited, a Cayman Islands company, with its principal place of business at Willow House, Cricket Square, Grand Cayman, Cayman Islands, KY1-1107 (“Sarborg”), and Conduit Pharmaceuticals Inc., a Delaware corporation, with its principal place of business at 4851 Tamiami Trail North, Suite 200, Naples, FL 34103, United States (“Conduit” or “Company”) (Collectively, the “Parties”).

RECITALS

A.	The Parties entered into a Services Agreement dated December 12, 2024 (the “Original Agreement”).

B.	Certain milestones and deliverables under the Original Agreement have been successfully completed by Sarborg and accepted by the Company. The additional milestones are expected to be completed within the Term of the Original Agreement

C.	The Parties have identified certain additional deliverables and wish to incorporate a new scope of work focused on analysis of Conduit’s acquired AstraZeneca assets (AZD1656, AZD5658 and AZD5904) and implementation therein.

AGREEMENT

1. SERVICES

Sarborg shall perform the services described in Appendix A (the “Services”) and shall create the specific Deliverables identified in Appendix A. As used herein the term “Deliverables” means the following to the extent created for Conduit as part of the Services: (a) reports; (b) computer programs, software applications, APIs, mobile applications, source code or algorithms; (c) written technical specifications and designs; (c) operating and maintenance manuals, and (d) any other written or otherwise recorded data and information arising from or relating to the Services.

2. LICENSE GRANT

Sarborg hereby grants to the Company a non-exclusive, non-transferable, revocable license for the Term to access and use Sarborg’s proprietary algorithmic machine learning platform.

Conduit shall not:

(a) sublicense, transfer, or assign the License or any part of the Licensed Materials,

(b) reverse engineer, decompile, or disassemble any part of the Licensed Materials;

(c) use the Licensed Materials in any manner that infringes upon the rights of any third party.

Sarborg retains all right, title, and interest in and to the Technology, including all related intellectual property rights. Nothing in this Agreement shall be construed to transfer any ownership rights in the Technology to Conduit.

3. COMPENSATION

The total consideration for License and Services will be $2,000,000.

In consideration for the License granted under this Agreement, Conduit shall pay to Sarborg a up-front license fee of USD $275,000 per month for the duration of the Term. The License Fee shall be payable in cash or shares (at Conduit’s sole discretion) at the closing price on the day preceding execution of this Agreement.

Late Payment. Any late payment by Licensee will accrue interest at a rate of 1.0% per month or the maximum rate permitted by law, whichever is lower.

4. TERM

This Agreement shall commence on the Effective Date and shall continue for an initial term of six (6) months unless terminated earlier in accordance with this Agreement. After the expiration of the initial term, this Agreement may only be renewed or extended upon the mutual written agreement of the Parties, with such renewal terms to be negotiated in good faith.

5. GENERAL PROVISIONS

All other terms of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Variation Agreement as of the Effective Date.

For and on behalf of

SARBORG LIMITED

By:
Name:	Mark Taylor
Title:	Director
Date:	4/1/2025

For and on behalf of

CONDUIT PHARMACEUTICALS INC.

By:

Title:	DIRECTOR
Date:	3/31/2025

APPENDIX A

NEW SCOPE OF WORK & MILESTONES

ANALYSIS OBJECTIVE

Sarborg understand that Conduit have recently been transferred all historic data generated on its assets which have been licensed by AstraZeneca, including AZD1656, AZD5658 and AZD5904. This data consists of over 5,000 documents with clinical data and safety data. Sarborg recognise that over $150 million has been deployed into these assets to-date and whilst it is a large dataset, Sarborg’s proprietary cybernetics and machine learning approach can process this data capacity. As such, will apply its proprietary algorithms to analyze all historic data AZD1656, AZD5658, and AZD5904 to:

●	Identify any high-value insights missed in prior assessments
●	Highlight any repurposing opportunities
●	Flag any critical gaps in datasets

Sarborg will reanalyse the clinical trial data for AZD5658, AZD1656, and AZD5904, focusing on the endpoints that initially failed. Our hypothesis is that while these endpoints may not have been met in the overall patient population, they could have shown efficacy in specific patient subgroups. The key objective is to apply proprietary algorithms to re-examine these datasets, determining whether statistically meaningful conclusions can be drawn, particularly in identifying which patient subtypes responded to AZD1656.

If the analysis confirms that certain patient populations did indeed benefit, these findings would be highly valuable for Conduit’s future clinical strategy. Such evidence could not only guide targeted clinical development but also serve as compelling validation for potential partners or licensors, reinforcing the asset’s commercial and therapeutic potential.

1. DELIVERABLES

AZD1656 MACHINE LEARNING DATA ANALYSIS

AZD1656 is a small-molecule glucokinase activator originally developed by AstraZeneca for type 2 diabetes. The compound was discontinued in AstraZeneca’s pipeline, with no active clinical trials registered after its Phase II development. AZD1656 was later acquired by Conduit as part of the license agreement. Given Conduit’s strategic focus on repurposing clinical-stage assets, AZD1656 may hold potential for development in new metabolic indications or alternative formulations. However, its value will depend on the completeness of the existing data package, including its Phase II clinical results, preclinical studies, and safety profiles that could support further development.

The most promising aspects of AZD1656 for Conduit likely lie in any previously undisclosed efficacy signals in specific patient populations, unique mechanistic insights that could justify repurposing beyond diabetes, or favourable safety data that might reduce development risks. A thorough analysis of the acquired datasets, particularly its glucose-lowering effects, pharmacokinetic profile, and organ-specific pharmacology, could reveal opportunities to reposition the compound for niche metabolic indications with unmet medical needs, such as monogenic forms of diabetes or other insulin-regulation disorders.

AZD1656 Machine Learning Data Analysis Report (Milestone 1)

Sarborg will analyse all available clinical and pre-clinical data for AZD1656 to:

●	Identify statistically significant efficacy signals in patient subgroups
●	Highlight potential repurposing opportunities based on mechanistic insights
●	Assess data completeness and flag any critical gaps

Deliverable:

●	Comprehensive analysis containing:

○	Key findings with supporting data visualizations
○	Evaluation of dataset completeness
○	Recommended development pathways
○	Proposed next steps for asset optimization

●	Delivery Timeline: 8 weeks from data access

AZD5658 MACHINE LEARNING DATA ANALYSIS

AZD5658 is a small-molecule investigational drug originally developed by AstraZeneca. The drug’s exact mechanism is a glucokinase activator. AZD5658 was discontinued in AstraZeneca’s pipeline, with no active clinical trials registered after 2018. The compound was later acquired by Conduit as part of the license agreement. Given Conduit’s strategic focus on repurposing clinical-stage assets, AZD5658 may hold potential for development in new indications or formulations. However, its value will depend on the completeness of the existing data package, including preclinical studies, early-phase clinical results (if any), and safety profiles that could support further development.

The most promising aspects of AZD5658 for Conduit likely lie in any previously undisclosed efficacy signals, mechanistic insights that could justify repurposing, or safety data that might reduce development risks. A thorough analysis of the acquired datasets, particularly pharmacokinetic, pharmacodynamic, and toxicology profiles, could reveal opportunities to reposition the compound for niche indications with unmet medical needs.

AZD5658 Machine Learning Data Analysis (Milestone 2)

Sarborg will analyse all available clinical and pre-clinical data for AZD5658 to:

●	Identify statistically significant efficacy signals in patient subgroups
●	Highlight potential repurposing opportunities based on mechanistic insights
●	Assess data completeness and flag any critical gaps

Deliverable:

●	Comprehensive analysis containing:

○	Key findings with supporting data visualizations
○	Evaluation of dataset completeness
○	Recommended development pathways
○	Proposed next steps for asset optimization

●	Delivery Timeline: 8 weeks from data access

AZD5904 MACHINE LEARNING DATA ANALYSIS

AZD5904 is a small-molecule myeloperoxidase (MPO) inhibitor originally developed by AstraZeneca for the treatment of idiopathic male infertility. The compound was discontinued in AstraZeneca’s pipeline, with no active clinical trials registered after its early-phase development. AZD5904 was later acquired by Conduit as part of the license agreement. Given Conduit’s strategic focus on repurposing clinical-stage assets, AZD5904 may hold potential for development in new fertility-related indications or inflammatory conditions where MPO inhibition could be beneficial. However, its value will depend on the completeness of the existing data package, including its preclinical efficacy in sperm motility/function, Phase I safety data (if available), and any biomarker evidence supporting its mechanism of action.

The most promising aspects of AZD5904 for Conduit likely lie in:

●	Previously undisclosed efficacy signals in sperm quality improvement or anti-inflammatory effects
●	Mechanistic insights that could justify repurposing (e.g., chronic inflammatory conditions with oxidative stress components)
●	Favorable safety data that might reduce development risks for reproductive health applications

A thorough analysis of the acquired datasets, particularly its MPO inhibition kinetics, effects on sperm parameters, and inflammatory biomarkers, could reveal opportunities to reposition the compound for:

●	Alternative fertility indications (e.g., specific infertility subpopulations)
●	Oxidative stress-related disorders (e.g., chronic prostatitis, certain autoimmune conditions)

AZD5904 Machine Learning Data Analysis (Milestone 3)

Sarborg will analyse all available clinical and pre-clinical data for AZD5904 to:

●	Identify statistically significant efficacy signals in patient subgroups
●	Highlight potential repurposing opportunities based on mechanistic insights
●	Assess data completeness and flag any critical gaps

Deliverable:

●	Comprehensive PDF report containing:

○	Key findings with supporting data visualizations
○	Evaluation of dataset completeness
○	Recommended development pathways
○	Proposed next steps for asset optimization

●	Delivery Timeline: 8 weeks from data access

2. LICENSE

Sarborg grants Conduit a non-exclusive, non-transferable, revocable license for 6 months from the Effective Date to access and use Sarborg’s proprietary algorithmic machine learning platform and tools solely for:

(a) Internal analysis of the AZD1656, AZD5658, and AZD5904 datasets;

(b) Validation of the findings in the Deliverables; and

(c) Exploration of additional repurposing opportunities for the Licensed Assets.

3. ADDITIONAL TERMS

●	Data Access: Secure API or data room transfer (per Original Agreement Section 3.4). Sarborg’s obligations under this Agreement are strictly limited to analyzing data actually provided by Conduit in the designated data room; Sarborg shall have no liability for any inability to perform analysis on data subsets or categories that are unavailable, incomplete, or inaccessible in the provided datasets, and such unavailability shall not constitute a breach of this Agreement.